EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fidelity National Information Services, Inc.:
We consent to the incorporation by reference in the registration statements filed on Form S-8 (File Nos. 333-63342, 333-103266, 333-131601, 333-132844, 333-131602, 333-132845, 333-138654, and 333-146080) and on Form S-3 (No. 333-131593) of Fidelity National Information Services, Inc. and subsidiaries, of our reports dated February 26, 2007, relating to the consolidated balance sheets of eFunds Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of eFunds Corporation.
Our report with respect to the consolidated balance sheets of eFunds Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.
/s/ KPMG LLP
Phoenix, Arizona
November 23, 2007